Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Adds Robert Biesterfeld Jr. and Veena Lakkundi to its Board of Directors

DALLAS – September 07, 2022 – Trinity Industries, Inc. (NYSE:TRN) (“Trinity”) today announced the election of Robert Biesterfeld Jr. (Bob) and Veena Lakkundi to its Board of Directors, effective immediately. The addition of these two members expands Trinity’s Board of Directors from seven to nine members.

“We are pleased and excited to welcome Bob Biesterfeld and Veena Lakkundi to Trinity’s Board of Directors,” said Leldon E. Echols, Trinity’s Non-Executive Chairman of the Board. “Bob’s extensive supply chain and executive management background and Veena’s substantial strategy and innovation expertise are great complements to Trinity’s Board of Directors and will provide invaluable insights and perspectives.”

Bob Biesterfeld has been the President and Chief Executive Officer of C.H. Robinson Worldwide, Inc. (“C.H. Robinson”), a global logistics company, since 2019. Prior to his current role at C.H. Robinson, he held the positions of Chief Operating Officer, President of North American Surface Transportation, Vice President of Truckload, and Vice President of Robinson Fresh. He began his career with Robinson Fresh in 1999. Mr. Biesterfeld has served as a member of the board of directors of C.H. Robinson since 2019.  He graduated from Winona State University, and previously served as a trustee of the Winona State University Foundation.

Veena Lakkundi has served as Senior Vice President, Corporate Strategy & Development, of Rockwell Automation, Inc., (“Rockwell”), an industrial automation and digital transformation company, since 2021.  She joined Rockwell following a 28-year career with 3M Company, where she most recently served as Senior Vice President and Chief Strategy Officer and Interim Leader of Technology, Transformation and Services. During her time with 3M, she led global industrial businesses and held various other roles of increasing responsibility and seniority in strategy, research and development, and sales and marketing. Ms. Lakkundi serves on the boards of Claroty and MINNDEPENDENT. Ms. Lakkundi received bachelor degrees in chemistry and chemical engineering from the University of Western Ontario.

About Trinity Industries
Trinity Industries, Inc., headquartered in Dallas, Texas, owns businesses that are leading providers of rail transportation products and services in North America. Our businesses market their railcar products and services under the trade name TrinityRail®. The TrinityRail platform provides railcar leasing and management services, as well as railcar manufacturing, maintenance and modifications. Trinity reports its financial results in two reportable segments: the Railcar Leasing and Management Services Group and the Rail Products Group. For more information, visit: www.trin.net.

Investor Contact:
Leigh Anne Mann
Vice President, Investor Relations
Trinity Industries, Inc.
(Investors) 214/631-4420

Media Contact:
Jack L. Todd
Vice President, Public Affairs
Trinity Industries, Inc.
(Media Line) 214/589-8909

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